SETTLEMENT AGREEMENT
This SETTLEMENT AGREEMENT (this “Agreement”) is entered into as of March 28, 2014, by Miller Energy Resources, Inc., a Tennessee corporation (the “Company”), on the one hand, and Bristol Investment Fund, Ltd., a company organized under the laws of the Cayman Islands (“Bristol Investment Fund”), Bristol Capital, LLC, a Delaware limited liability company (“Bristol Capital”), Bristol Capital Advisors, LLC, a Delaware limited liability company (“Bristol Capital Advisors”), and Mr. Paul Kessler (“Mr. Kessler,” and together with Bristol Investment Fund, Bristol Capital and Bristol Capital Advisors collectively, the “CMS Parties”), on the other hand. The Company and the CMS Parties are each referred to herein as a “Party” and collectively, as the “Parties.”
RECITALS
WHEREAS, the CMS Parties formed a group called “Concerned Miller Shareholders”;
WHEREAS, on December 17, 2013, Bristol Investment Fund delivered a letter to the Company, giving notice (the “Nomination Notice”) of its intent to nominate ten candidates (each a “Nominee”), for election to the Board of Directors of the Company (the “Board”) at the 2014 Annual Meeting; and
WHEREAS, the Company and the CMS Parties have reached an agreement with respect to the nomination and voting in respect of the election of members of the Board at the 2014 Annual Meeting, certain matters related to the 2014 Annual Meeting and certain other matters.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:
1.Board Matters.

(a)Bristol Investment Fund hereby irrevocably withdraws the Nomination Notice. Each of the CMS Parties shall, and shall cause its Representatives to, immediately cease all solicitation efforts in connection with the 2014 Annual Meeting. Each of the CMS Parties agrees that it shall not, and shall not permit its Representatives to, vote, deliver or otherwise use any proxies that may have been received by the CMS Parties or any of its Representatives to date with respect to the 2014 Annual Meeting.  As soon as practicable and in any event no later than three business days following the date hereof, the CMS Parties shall take down the website www.millproxy.com and any other website maintained by or on behalf of any of the CMS Parties in respect of the Company.

(b)The Board shall (i) increase the size of the Board by one member, effective as of the 2014 Annual Meeting; (ii) nominate Governor William B. Richardson for election as director to the Board at the 2014 Annual Meeting; (iii) cause the Company to file a definitive proxy statement for the 2014 Annual Meeting with the SEC, including such information regarding Gov. Richardson as is required by federal securities laws in connection with the nomination by the Board; (iv) recommend that the Company’s shareholders vote directly or by proxy in favor of the election of Gov. Richardson; and (v) support and solicit proxies at the 2014 Annual Meeting for Gov. Richardson as the Company has solicited and will solicit proxies for each other nominee and otherwise use reasonable efforts to cause the election of Gov. Richardson to the Board at the 2014 Annual Meeting.

(c)Upon election, Gov. Richardson shall be bound by the same confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines, including the Company’s Code of Business Conduct and Ethics, Insider Trading Policy and Corporate Governance Guidelines, and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, applicable to all other independent directors of the Company.

2.Mutual Press Release; Form 8-K.

(a)As soon as practicable on or after the date of this Agreement, the Company and the CMS Parties shall announce the entry into this Agreement and the material terms hereof by means of a mutually agreed upon press release in the form attached as Exhibit A (the “Mutual Press Release”).

(b)As soon as practicable on or after the date of this Agreement and in any event no later than four business days following the date hereof, the Company shall file with the SEC a Current Report on Form 8-K, reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide the CMS Parties and its Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the CMS Parties and its Representatives.

(c)Prior to the Termination Date, each Party agrees that it shall not, and shall not permit any of its Representatives to, make any public statements with respect to the Other Party (including in any filing with the SEC, any regulatory or governmental agency or the New York Stock Exchange) that are inconsistent with, or otherwise contrary to, the statements in the Mutual Press Release.

3.Non-Disparagement. Prior to the Termination Date, each Party agrees that it shall not, and shall not permit any of its Representatives to, publicly disparage or criticize (or make any other public statement that might reasonably be construed to be derogatory or critical of, or negative toward) the Other Party, its business or any current or former principals, directors, officers, employees, group members or the Nominees of the Other Party; provided, however, that this provision shall not apply to any disclosure required by Legal Process, applicable law or any rules thereunder, or by the rules of the New York Stock Exchange.

4.Voting. Prior to the Termination Date:

(a)Each of the CMS Parties agrees that it shall, and shall cause its applicable Representatives to, appear in person or by proxy at each Shareholders Meeting and to vote all shares of Common Stock beneficially owned by such person and over which such person has voting power at the meeting in favor of each nominee and each proposal recommended by the Board and against each nominee and each proposal not recommended by the Board, as set forth in the Company’s definitive proxy statement filed in respect of each such Shareholders Meeting.

(b)Each of the CMS Parties agrees that it shall not execute any proxy card or voting instruction form in respect of any Shareholders Meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board.

(c)Each of the CMS Parties agrees that it shall not, and that it shall not permit any of its Representatives to, directly or indirectly, take any action inconsistent with this Section 4.

5.Standstill. Prior to the Termination Date, except as contemplated by this Agreement, without the prior written consent of the Board, each of the CMS Parties agrees that it shall not, and shall cause its Representatives not to, directly or indirectly:

(a)(i) acquire, offer or agree to acquire, or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities which would result in the CMS Parties and its Representatives (together with any other person or group) owning, controlling or otherwise having any beneficial ownership interest in 5% or more of the then-outstanding shares of the Common Stock; or (ii) knowingly sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, the voting securities of the Company or any voting rights decoupled from the underlying voting securities held by the CMS Parties and its Representatives to any Third Party which would result in such Third Party, together with its Representatives, having any beneficial ownership interest of 5% or more of the then-outstanding shares of Common Stock; provided, however, that open market sales of securities through a broker by any of the CMS Parties which are not actually known to any of the CMS Parties to result in any transferee acquiring a beneficial ownership interest of 5% or more of the then-outstanding shares of Common Stock shall not be included in this clause (ii) or constitute a breach of this Section 5;

(b)(i) nominate or recommend for nomination any person for election to the Board or engage, or in any way participate in any solicitation of proxies or consents in any election contest with respect to the Company’s directors; (ii) seek to advise, encourage or influence any person or entity with respect to the voting of any voting securities of the Company in any election or removal contest with respect to the Company’s directors, including any “withhold” or similar campaign; (iii) initiate, propose or otherwise solicit shareholders of the Company for the approval of shareholder proposals in connection with the election or removal of directors of the Company; or (iv) induce or attempt to induce any other person or entity to initiate any such shareholder proposal;

(c)form, join or in any way participate in any group with respect to any voting securities of the Company in connection with any election or removal contest with respect to the Company’s directors;

(d)deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof;

(e)seek, alone or in concert with others, to (i)  call a Shareholders Meeting or solicit consents from shareholders; (ii)  obtain representation on the Board; (iii)  effect the removal of any member of the Board; (iv)  make a shareholder proposal at any Shareholders Meeting; or (v)  amend any provision of the Company’s certificate of incorporation or bylaws;

(f)demand an inspection of the Company’s records pursuant to Section 48-26-102 of the Tennessee Business Corporation Act or otherwise;

(g)effect or seek to effect (including by entering into any discussions, negotiations, agreements or understandings whether or not legally enforceable with any person), offer or propose to effect, cause or participate in, in any way assist or facilitate any other person to effect or seek, or offer or propose to effect or participate in, (i) any acquisition of 5% or more of any securities, or any material assets or businesses, of the Company or any of its subsidiaries; (ii) any tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving 5% or more of any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses; provided, however, that open market sales of securities through a broker by any of the CMS Parties which are not actually known to any of the CMS Parties to result in any transferee acquiring a beneficial ownership interest of 5% or more of the then-outstanding shares of Common Stock shall not be included in this clause (ii) or constitute a breach of this Section 5; or

(h)enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing.

6.Mutual Releases.

(a)Each of the CMS Parties, on behalf of themselves and their respective heirs, estates, trustees, beneficiaries, successors, predecessors, assigns, subsidiaries, principals, directors, officers, associates and affiliates (the “CMS Releasors”), hereby do remise, release and forever discharge, and covenant not to sue or take any steps to pursue or further any lawsuit, claim or proceeding before any court (collectively, “Proceeding”) against the Company or its successors, predecessors, assigns, subsidiaries, principals, directors, officers, associates and affiliates (the “Company Releasees”), and each of them, from and in respect of any and all claims and causes of action, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the CMS Releasors have, had or may have against the Company Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement; provided, however, that the foregoing release shall not release any rights and duties under this Agreement or any claims or causes of action the CMS Releasors may have for the breach or enforcement of any provisions of this Agreement; provided, further, that nothing in the foregoing release shall diminish or adversely affect the rights of any of the CMS Parties to assert claims, or defenses to claims, relating to services rendered or agreements entered into with the Company prior to December 1, 2013.

(b)The Company, on behalf of itself and its successors, predecessors, assigns, subsidiaries, principals, directors, officers, associates and affiliates (the “Company Releasors”), hereby do remise, release and forever discharge, and covenant not to sue or take any steps to further any Proceeding against the CMS Parties or their respective heirs, estates, trustees, beneficiaries, successors, predecessors, assigns, subsidiaries, principals, directors, officers, associates and affiliates (the “CMS Releasees”), and each of them, from and in respect of any and all claims and causes of action, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Company Releasors have, had or may have against the CMS Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement; provided, however, that the foregoing release shall not release any rights and duties under this Agreement or any claims or causes of action the Company Releasors may have for the breach or enforcement of any provisions of this Agreement; provided, further, that nothing in the foregoing release shall diminish or adversely affect the rights of any of the Company Releasors to assert claims, or defenses to claims, relating to services rendered or agreements entered into with any of the CMS Parties prior to December 1, 2013.

(c)Each of the Parties represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any person, firm, or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released. Each of the Parties represents and warrants that neither it nor any assignee has filed any lawsuit against the other Party.

(d)Each of the Parties waives any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law) which may have the effect of limiting the releases as set forth in this Section 6. Without limiting the generality of the foregoing, Each of the Parties acknowledges that there is a risk that the damages and costs which they believe they have suffered or will suffer may turn out to be other than or greater than those now known, suspected, or believed to be true. Facts on which they have been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected or believed to be true. Each of the Parties acknowledges that in entering into this Agreement, they have expressed that they agree to accept the risk of any such possible unknown damages, claims, facts, demands, actions, and causes of action. Each of the Parties acknowledges and agrees that the releases and covenants provided for in this Section 6 are binding, unconditional and final as of the date hereof.

7.No Litigation. Prior to the Termination Date:

(a)Each of the CMS Parties covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, pursue, or assist any other person to initiate or pursue, any Proceedings against the Company or any of its Representatives, excluding, however, any Proceedings initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent any of the CMS Parties or any of their Representatives from responding to a Legal Process in connection with any Proceeding if such Proceeding has not been initiated by, or on behalf of, or at the suggestion of, any of the CMS Parties or any of their Representatives; provided, further, that in the event any of the CMS Parties or any of its Representatives receives such Legal Process, such CMS Party shall give prompt written notice of such Legal Process to the Company.

(b)The Company covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, pursue, or assist any other person to initiate or pursue, any Proceedings against any of the CMS Parties or any of its Representatives, excluding, however, any Proceedings initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Company or any of its Representatives from responding to a Legal Process in connection with any Proceeding if such Proceeding has not been initiated by, or on behalf of, or at the suggestion of, the Company or any of its Representatives; provided, further, that in the event the Company or any of its Representatives receives such Legal Process, the Company shall give prompt written notice of such Legal Process to the CMS Parties.

8.Confidentiality.

(a)Each of the CMS Parties acknowledges that Confidential Information may have been received, prepared or developed by or on behalf of the CMS Parties and/or their Representatives in connection with the matters raised by the CMS Parties regarding the Company, its business, its affairs, its affiliates, its associates and/or its Representatives (the “Contest”). Each of the CMS Parties agrees that all Confidential Information shall be kept confidential and that the CMS Parties and their Representatives shall not disclose any of the Confidential Information in any manner whatsoever without the specific prior written consent of the Company unless pursuant to paragraph (b) below. The term “Confidential Information” shall not include (i) information that was in or enters the public domain, (ii) was or becomes generally available to the public, other than as a result of the disclosure by any of the CMS Parties or any of its Representatives in violation of the terms of this Agreement or any other agreement imposing an obligation on any of the CMS Parties or such Representative to keep such information confidential, (iii) after the date hereof properly comes into the CMS Parties’ or the Representatives’ possession from a third party who is lawfully in possession of such information and who is not in violation of any contractual, legal or fiduciary obligation to the Company, or (iv) is independently developed by the CMS Parties or the Representatives. Each of the CMS Parties agrees to safeguard and protect the confidentiality of the Confidential Information, to accept responsibility for any breach of this Section 8 by any of its Representatives, including taking all reasonable measures (including pursuing Proceedings) to restrain its Representatives from prohibited or unauthorized disclosures or uses of the Confidential Information.

(b)In the event that any of the CMS Parties or any of their Representatives is required to disclose any Confidential Information pursuant to a Legal Process, such CMS Party and its Representatives shall provide the Company prompt notice of such Legal Process so that the Company may, at its sole expense, seek an appropriate protective order and waive compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, such CMS Party is advised by its outside legal counsel that it is legally required to disclose such Confidential Information, such CMS Party may disclose to the required person that portion, and only that portion, of the Confidential Information that such counsel has advised that such CMS Party is required to disclose; provided, however, that such CMS Party shall give the Company written notice as far in advance of such disclosure as is reasonably practicable and shall use its reasonable best efforts at the Company’s expense to obtain an order or other reliable assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed.

9.Compliance with Securities Laws. Each of the CMS Parties acknowledges that the U.S. securities laws prohibit any person who has received from an issuer material, non-public information concerning such issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

10.Affiliates and Associates; Nominees.

(a)The obligations of the CMS Parties and representations and warranties hereunder shall be understood to apply, jointly and severally, to each of the CMS Parties, their respective affiliates and associates and their respective Representatives and each CMS Party agrees that it shall cause each of its respective affiliates and associates and its respective Representatives to abide by the terms of this Agreement.

(b)The CMS Parties shall instruct each of the Nominees of the terms of this Agreement and shall use their reasonable efforts to cause the Nominees to abide by the terms of this Agreement as if the Nominees were parties to this Agreement.

11.Representations and Warranties.

(a)Each of the CMS Parties represents and warrants that (i) it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and (ii) this Agreement has been duly and validly authorized, executed and delivered by such CMS Party, constitutes a valid and binding obligation and agreement of such CMS Party and is enforceable against such CMS Party in accordance with its terms. Each of the CMS Parties further represents and warrants that, as of the date of this Agreement, none of the CMS Parties owns any Synthetic Equity Interests or any Short Interests in the Company.

(b)The Company hereby represents and warrants that (i) it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and (ii) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

12.Termination. This Agreement shall terminate on the date that is 60 days following the Company’s 2017 Annual Meeting (the “Termination Date”); provided, however, that

(a)the obligations of the CMS Parties hereunder shall terminate immediately in the event the Company materially breaches its obligations hereunder if such breach has not been cured within 30 days following written notice of such breach;

(b)the obligations of the Company hereunder shall terminate immediately in the event any of the CMS Parties materially breaches its obligations hereunder if such breach has not been cured within 30 days following written notice of such breach; and

(c)Section 8, Section 9, Section 10, this Section 12 and Sections 13 to 18 shall continue to be in effect for a period of two years following any termination.

13.Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse the CMS Parties for all reasonable fees and expenses incurred in connection with the Contest, including but not limited to fees and expenses of the CMS Advisors, in an amount not to exceed $275,000 within three business days after the CMS Parties have provided the Company with reasonable documentation of such fees and expenses.

14.Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending; (c) one day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:	with a copy (which shall not constitute notice) to:

Miller Energy Resources, Inc.	Vinson & Elkins LLP
9721 Cogdill Road	1001 Fannin Street, Suite 2500
Knoxville, TN 37932	Houston, TX 77002-6760
Attention: General Counsel	Attention: T. Mark Kelly
Facsimile: (865) 691-8209	Facsimile: (713) 615-5531

If to the CMS Parties:	with a copy (which shall not constitute notice) to:

Bristol Capital Advisors, LLC	Olshan Frome Wolosky LLP
Gelndon Plaza	65 East 55 Street, Park Avenue Tower
1100 Glendon Avenue, Suite 850	New York, NY 10022
Los Angeles, California 90024	Attention: Tom Fleming
Attention: Amy Wang, Esq.	Facsimile: (212) 451-2222
Facsimile: (310) 331-8490

15.Governing Law; Jurisdiction.

(a)This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflict of laws principles.

(b)The Parties agree that exclusive jurisdiction and venue for any lawsuit, claim or other Proceeding arising out of or related to this Agreement shall lie in the United States District Court for the Eastern District of New York (the “Court”) or, if the Court of is unavailable, any New York state court and the Federal court of the United States sitting in the State of New York. Each Party waives any objection it may now or hereafter have to the laying of venue of any such Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Proceeding brought in any such court has been brought in any inconvenient forum. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by law.

16.Specific Performance. Each of the CMS Parties, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the Other Party would occur in the event any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the CMS Parties, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled, without the posting of any bond and without proof of actual damages, to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the Other Party shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 16 shall not be the exclusive remedy for any violation of this Agreement.

17.Certain Definitions and Interpretations.

(a)As used in this Agreement: (i) “2014 Annual Meeting” means the Company’s upcoming annual Shareholders Meeting for its fiscal year 2013 to be held in 2014, and any adjournment, postponement, reschedulings or continuations thereof; (ii) “2017 Annual Meeting” means Company’s annual Shareholders Meeting for its fiscal year 2016 to be held in 2016 or 2017, and any adjournment, postponement, reschedulings or continuations thereof; (iii) the term “affiliate” has the meaning ascribed to such term under the Exchange Act; (iv) the term “associate” has the meaning ascribed to such term under the Exchange Act; (v) the term “beneficial ownership” has the meaning ascribed to such term under the Exchange Act; (vi) “CMS Advisors” means Olshan Frome Wolosky LLP and Freeh Group International Solutions, LLC; (vii) “Confidential Information” means (A) all reports, documents, communications, data, records, plans and other materials received or collected by any of the CMS Parties or any of their respective affiliates, associates or Representatives from the Company or any of its Representatives relating to the Company, its business, its affairs, its affiliates, its associates or its Representatives; or (B) any nonpublic information relating to the Company, its business, its affairs, its affiliates, its associates or its Representatives that has been, or may be in the future, disclosed to the CMS Parties or any of its Representatives by the Company or any of its Representatives; (viii) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (ix) the term “group” has the meaning ascribed to such term under the Exchange Act; (x) the term “issuer” has the meaning ascribed to such term under the Exchange Act; (xi) “Legal Process” means any oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes issued by a court or other governmental body of competent jurisdiction; (xii) “Other Party” means (A) from the perspective of the Company, the CMS Parties; and (B) from the perspective of each of the CMS Parties, the Company; (xiii) the term “person” has the meaning ascribed to such term under the Exchange Act; (xiv) the term “proxy” has the meaning ascribed to such term under the Exchange Act; (xv) the term “Representatives” means a person’s directors, officers, employees, partners, members, managers, consultants, advisors, agents and other representatives (including, without limitation, with respect to the CMS Parties, any of the CMS Advisors); (xvi) “SEC” means the United States Securities and Exchange Commission; (xvii) “Shareholders Meeting” means any meeting of shareholders of the Company and any adjournment, postponement, reschedulings or continuations thereof; (xviii) “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (xix) the term “solicitation” has the meaning ascribed to such term under the Exchange Act; (xx) “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of Miller’s equity securities, without regard to whether (A) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (B) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (C) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (xxi) the term “Third Party” means any person that is not a Party, a member of the Board, an officer of the Company or legal counsel to any Party.

(b)The word “including” means “including, without limitation” and references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated.

18.Miscellaneous.

(a)This Agreement, together with that certain letter agreement date March 28, 2014 among the Parties, contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matters hereof.

(b)This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

(c)This Agreement shall not be assignable by operation of law or otherwise by a Party without the consent of the Other Party.  Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

(d)Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

(f)Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each Party.

(g)This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

MILLER ENERGY RESOURCES, INC.

By: /s/ Scott M. Boruff
Name: Scott M. Boruff
Title: Chief Executive Officer

BRISTOL INVESTMENT FUND, LTD.

By: /s/ Paul Kessler
Name: Paul Kessler
Title: Director

BRISTOL CAPTIAL, LLC

By: /s/ Paul Kessler
Name: Paul Kessler
Title: Manager

BRISTOL CAPITAL ADVISORS, LLC

By: /s/ Paul Kessler
Name: Paul Kessler
Title: Manager

MR. PAUL KESSLER

/s/ Paul Kessler

Exhibit A

MILLER ENERGY RESOURCES NOMINATES GOVERNOR BILL RICHARDSON
FOR ELECTION TO BOARD OF DIRECTORS

KNOXVILLE - March 31, 2014 - Miller Energy Resources, Inc. (NYSE: MILL) (“Miller” or the “Company”) today announced that it has reached an agreement with Bristol Capital, LLC and its affiliates (“Bristol”) and the other current members of the shareholder group referred to as the “Concerned Miller Shareholders” (“CMS”). Under the terms of the agreement, Governor Bill Richardson, former Governor of New Mexico (2003-2011) and U.S. Secretary of Energy (1998-2001), has been nominated and recommended by the Board of the Company to stand for election as a director at Miller’s upcoming Annual Meeting of Shareholders. The Annual Meeting will be held on April 16, 2014, and shareholders of record at the close of business on April 2, 2014, will be entitled to vote.

“We value input from all of our shareholders,” said Scott M. Boruff, Chief Executive Officer of Miller Energy Resources, Inc. “We are very happy to have settled the points of contention between us and CMS, and are especially pleased that Governor Richardson has agreed to stand for election as a director at our upcoming Annual Meeting.” Mr. Boruff continued, “Miller’s management team, with the full support of the Board, has extended its track record of exceptional performance and continues to execute on a strategic plan to enhance shareholder value. We look forward to Governor Richardson’s contributions toward our continued delivery of value for our shareholders.”

The Company also recently announced it has nominated two additional independent director candidates, Dr. Bob G. Gower, Chairman of Ensysce Biosciences, Inc. and former CEO of Lyondell Petrochemical Company, and Joseph T. Leary, Chief Financial Officer of Tarpon Operating & Development, LLC, to stand for election at the Company’s upcoming Annual Meeting. With the addition of Governor Richardson, the Miller Board would expand to eight directors, six of whom will be independent.

Paul Kessler, a principal of Bristol and spokesman for CMS, said, “We have been encouraged by the many positive changes Miller has made recently -the Company has appointed a new CFO and new Director of Financial Accounting, has revised its executive compensation plan and has also significantly improved the composition of the Board through the addition of two new independent directors and now Governor Richardson. We are encouraged by these important steps and have every confidence that this new and improved Board will drive shareholder value and improve Miller for the benefit of all shareholders. CMS fully supports the recently announced changes to the Company’s Board composition and will be endorsing the Company’s slate in the upcoming annual election of directors.”

In connection with today’s announcement, Miller has entered into an agreement with CMS, whereby the group will withdraw its proposed slate of director candidates and vote all of its shares in favor of each of the nominees recommended by the Board. The agreement between Miller and CMS will be filed on a Form 8-K with the Securities and Exchange Commission.

Vinson & Elkins LLP acted as legal advisors to Miller and Olshan Frome Wolosky, LLP served as legal advisors to CMS.

About Governor Bill Richardson
William B. Richardson is the former Governor of New Mexico (2003-2011). Prior to his governorship, he served as the U.S. Secretary of Energy in the Clinton administration (1998-2001); he also served as U.S. Ambassador to the United Nations from 1997-1998, and as a member of the U.S House of Representatives for New Mexico from 1983 to 1997. Governor Richardson has also served as chairman of the 2004 Democratic National Convention, and chairman of the Democratic Governors Association. As Governor of New Mexico, Governor Richardson made the state the “Clean Energy State” by requiring utilities to meet 20% of New Mexico’s electrical demand from renewable sources. In addition, he established a Renewable Energy Transmission Authority to deliver New Mexico’s world-class renewable resources to market. During his first term in Congress, Governor Richardson won a coveted seat on the Energy and Commerce Committee. In the 101st Congress, he supported a plan to promote the use of non-gasoline cars, parts of which were included in the Clean Air Act re-authorization. As a member of the Interior and Insular Affairs Committee, he supported expansion of national parks and the designation of wild and scenic rivers. By the 103rd Congress, Richardson had risen to the position of Chief Deputy Whip and led the fight in the House for the North American Free Trade Agreement (NAFTA). He wrote articles advocating NAFTA for important national newspapers and encouraged President Clinton to work with Mexico on improving the environmental portions of the agreement in order to gain support for NAFTA in Congress. Richardson also played a key role in passing President Clinton’s 1993 Deficit Reduction package and the 1994 Crime Bill. In addition to his seat on the Energy & Commerce Committee, Richardson was the second-ranking Democrat on the Select Intelligence Committee and served on the Natural Resources Committee, where he chaired the Native American Affairs Subcommittee which was created in the 103rd Congress. In January 2000, he oversaw the largest return of federal lands, 84,000 acres (340 km2), to an Indian Tribe (the Northern Ute Tribe of Utah) in more than 100 years. Richardson also directed the overhaul of the Department’s consultation policy with Native American tribes and established Tribal Energy Program. Richardson has been recognized for negotiating the release of hostages, American servicemen, and political prisoners in North Korea, Iraq, and Cuba.

About Miller Energy Resources, Inc.
Miller Energy Resources, Inc. is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller’s focus is in Cook Inlet, Alaska and in the heart of Tennessee’s Appalachian Basin, including the Mississippian Lime and Chattanooga Shale. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Huntsville, Tennessee. The Company’s common stock is listed on the NYSE under the symbol MILL.

About Bristol
Bristol Capital Advisors, LLC is an investment advisory firm headquartered in Los Angeles. Founded in 2000, Bristol Capital Advisors manages a private fund ("Bristol") that has emerged as a prominent investor in emerging growth companies which, for a variety of factors, trade below their fundamental value. Bristol identifies deep value activist opportunities in a variety of industries, and, when necessary, plays an activist role with both company boards and executives to effectuate improvements in corporate governance and effective use of corporate resources. With over 40 years of combined investment experience, Bristol's team is comprised of highly knowledgeable investment professionals.
Important Additional Information
Miller Energy Resources, Inc. (the “Company”), certain of its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s upcoming annual meeting. On March 24, 2014, the Company filed an amended preliminary proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the proxy solicitation and obtained final clearance from the SEC on March 25, 2014. Information relating to the participants in the proxy solicitation is contained in the preliminary proxy statement. The preliminary proxy statement is available at no charge on the Company’s website at www.millerenergyresources.com in the section “Investors” and on the SEC’s website at www.sec.gov. The Company will file with the SEC a definitive proxy statement and proxy card in connection with the proxy solicitation. The definitive proxy statement and proxy card will be furnished to all shareholders of the Company when they become available and will be available at no charge on the Company’s website at www.millerenergyresources.com in the section “Investors” and on the SEC’s website at www.sec.gov. In addition, the Company will provide copies of the definitive proxy statement and proxy card at no charge when they become available upon request by writing to the Company at Miller Energy Resources, Inc., Attention: Corporate Secretary, 9721 Cogdill Road, Suite 302, Knoxville, TN 37932. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PRELIMINARY PROXY STATEMENT, WHICH IS AVAILABLE NOW, THE DEFINITIVE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, AND ALL OTHER MATERIALS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS.
Forward-Looking Statements
Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology. A discussion of these risk factors is included in the Company’s periodic reports filed with the SEC.
For more information, please contact the following:

MZ Group
Derek Gradwell
SVP, Natural Resources
Phone: 949-259-4995
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us